Exhibit 99.1

Clearwater Paper Reports First Quarter 2013 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 24, 2013--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2013.

The company reported net sales of $460.8 million for the first quarter of 2013, up 0.7% compared to $457.8 million for the first quarter of 2012. The GAAP net loss for the first quarter of 2013 was $(0.9) million, or $(0.04) per diluted share, compared to net earnings of $3.7 million, or $0.16 per diluted share, for the first quarter of 2012. The net loss included $17.1 million in debt retirement costs, $3.5 million in mark-to-market impact of directors’ equity-based compensation expense, $0.2 million associated with the closing of the company’s Thomaston, Georgia facility and a tax benefit of $9.8 million associated with converting gallons from Alternative Fuel Mixture Tax Credits (AFMTC) to Cellulosic Biofuel Producer Credits (CBPC). Excluding those items, first quarter 2013 net earnings were $2.4 million, or $0.11 per diluted share, on an after-tax basis. For first quarter 2012, excluding $1.0 million of expenses associated with the Metso litigation, $0.4 million benefit in mark-to-market impact of directors’ equity-based compensation and a $5.7 million tax charge associated with converting gallons from CBPC to AFMTC, net earnings were $9.8 million, or $0.42 per diluted share, on an after-tax basis.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $34.6 million for the first quarter of 2013. Adjusted EBITDA of $38.3 million was down 16% as compared to first quarter 2012 Adjusted EBITDA of $45.8 million mainly due to lower consumer products margins, as discussed further below.

“Net sales, volumes and pricing were strong in both the Consumer Products and Pulp & Paperboard divisions in the quarter,” said Linda Massman, chief executive officer. “However, we faced some cost challenges that we expect to abate in the second quarter. Most of these were a result of limited inventory in retail tissue, caused by more demand in the quarter than we anticipated for conventional bathroom tissue. This had a negative impact on many of our cost categories, which was approximately $9 million in the first quarter. Despite these cost pressures, we still expect to achieve our $300 million adjusted EBITDA target for 2014.”

During the first quarter, the company repurchased approximately 830,000 shares of common stock at a total cost of $50.2 million. This amount includes $50 million associated with the company’s accelerated stock buyback program. The number of shares actually repurchased under the accelerated program through March 31, 2013 includes approximately 80% of the total number of shares expected to be acquired under that program. The company expects to repurchase the balance of its overall $100 million repurchase program by the end of 2013.

FIRST QUARTER 2013 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $284.9 million for the first quarter of 2013, compared to first quarter 2012 net sales of $277.8 million. The 2.5% increase in net sales was primarily attributable to higher volumes, which more than offset a slight decline in net selling prices per ton. Operating income decreased to $10.1 million from $26.3 million in the prior year period, driven primarily by increased transportation and purchased paper costs. These increased costs were caused by lower inventories as a result of increased conventional tissue sales and shipments in connection with the anticipated ramp up in through-air-dried (TAD) production and sales in 2013. Operating income was also impacted by higher external pulp costs and higher labor costs in first quarter 2013.

  Tissue sales volumes increased 3% to 132,596 tons in the first quarter of 2013 compared to the first quarter of 2012 due to higher retail and non-retail shipments.
  Average net selling prices decreased 0.4% to $2,149 per ton in the first quarter of 2013 as compared to the first quarter of 2012 due to a 2.6% decline in non-retail pricing caused by lower machine-glazed and contract manufacturing pricing.
  The company’s new TAD paper machine in Shelby, North Carolina produced 13,000 tons of tissue in the quarter, slightly above expectations.

Pulp and Paperboard

Net sales of $175.9 million for the first quarter of 2013 were down 2.2% compared to first quarter 2012 net sales of $180.0 million. The decrease was primarily due to lower paperboard pricing, partially offset by increased volumes. Operating income for the quarter increased 50.6% to $17.6 million, compared to $11.7 million for the first quarter of 2012, primarily due to lower major maintenance expense.

  Paperboard sales volumes increased 2.3% to 186,350 tons in the first quarter of 2013, compared to the first quarter of 2012.
  Paperboard net selling prices decreased 3.4% to $935 per ton caused by softness in the markets for plate, folding, and cup products.
  Scheduled major maintenance expense in Arkansas was $5.0 million for the quarter compared to major maintenance expense in Idaho of $15.5 million for the same period in 2012.

Taxes

The company’s effective tax rate for the quarter was a benefit of 94.3%, compared to an expense of 76.6% in the first quarter of 2012. This was mostly associated with converting gallons from AFMTC to CBPC. The company expects its annual effective tax rate to be approximately 23% for 2013. Excluding adjusting items, consisting of debt retirement costs, the mark-to-market impact of directors’ equity-based compensation, costs associated with the closing of the company’s Thomaston, Georgia facility and tax benefits associated with converting gallons from AFMTC to CBPC, the estimated annual effective tax rate is approximately 37%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the first quarter of 2013 and 2012, including EBITDA, Adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share excluding special items. These amounts are not in accordance with generally accepted accounting principles (GAAP), and accordingly reconciliations to net earnings and net earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, April 24, 2013 at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:05 p.m. Pacific time (4:05 p.m. Eastern time). The webcast will be audio only. The company recommends that investors download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website at www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the expected completion of the $100 million common stock repurchase program, expected costs, the company’s expected Adjusted EBITDA target for 2014 and the company’s effective tax rates for 2013. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties with the optimization and realization of the benefits expected from the company’s new through-air-dried paper machine and converting lines at Shelby, North Carolina; changes in the cost and availability of wood fiber and wood pulp; manufacturing or operating disruptions, including equipment malfunction and damage to the company’s manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in customer product preferences and competitors' product offerings; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; labor disruptions; inability to successfully implement the company’s expansion strategies; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2013		2012
Net sales	$460,824	100%	$457,798	100%
Costs and expenses:
Cost of sales	(414,209)	90%	(403,076)	88%
Selling, general and administrative expenses	(34,132)	7%	(29,074)	6%
Total operating costs and expenses	(448,341)	97%	(432,150)	94%
Income from operations	12,483	3%	25,648	6%
Interest expense, net	(10,982)	2%	(9,728)	2%
Debt retirement costs	(17,058)	4%	-	-
(Loss) earnings before income taxes	(15,557)	3%	15,920	3%
Income tax provision	14,675	3%	(12,194)	3%
Net (loss) earnings	$(882)	0%	$3,726	1%
Net (loss) earnings per common share:
Basic	$(0.04)		$0.16
Diluted	(0.04)		0.16
Average shares outstanding (in thousands):
Basic	22,884		23,079
Diluted	22,884		23,417

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2013	2012

ASSETS
Current assets:
Cash	$9,538	$12,579
Short-term investments	85,000	20,000
Receivables, net	156,251	154,143
Taxes receivable	11,281	20,828
Inventories	248,785	231,466
Deferred tax assets	26,385	17,136
Prepaid expenses	10,037	12,314
Total current assets	547,277	468,466

Property, plant and equipment, net	871,745	877,377
Goodwill	229,533	229,533
Intangible assets, net	45,954	47,753
Other assets, net	12,122	10,327
TOTAL ASSETS	$1,706,631	$1,633,456

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$168,566	$165,596
Current liability for pensions and other postretirement employee benefits	9,137	9,137
Total current liabilities	177,703	174,733

Long-term debt	650,000	523,933
Liability for pensions and other postretirement employee benefits	199,711	204,163
Other long-term obligations	53,912	50,910
Accrued taxes	75,522	78,699
Deferred tax liabilities	58,358	60,124
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	604,657	656,587
Accumulated other comprehensive loss, net of tax	(113,232)	(115,693)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,706,631	$1,633,456

Clearwater Paper Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(882)	$3,726
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	22,151	19,548
Deferred tax expense	(12,614)	11,876
Equity-based compensation expense	4,785	1,080
Employee benefit plans	2,693	1,682
Deferred issuance costs and discounts on long-term debt	3,544	561
Disposal of plant and equipment, net	-	453
Changes in working capital, net	(9,868)	15,772
Change in taxes receivable, net	9,547	(4,508)
Excess tax benefits from equity-based payment arrangements	-	(2,145)
Changes in non-current accrued taxes	(3,177)	3,643
Funding of qualified pension plans	(3,026)	(15,525)
Other, net	361	2,280
Net cash provided by operating activities	13,514	38,443

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	(65,000)	30,001
Additions to plant and equipment	(19,471)	(41,521)
Net cash used for investing activities	(84,471)	(11,520)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	275,000	-
Repayment of debt	(150,000)	-
Purchase of treasury stock	(50,166)	-
Payments for long-term debt issuance costs	(4,723)	-
Payment of tax withholdings on equity-based payment arrangements	(2,195)	(12,963)
Excess tax benefits from equity-based payment arrangements	-	2,145
Net cash provided by (used for) financing activities	67,916	(10,818)
(Decrease) increase in cash	(3,041)	16,105
Cash at beginning of period	12,579	8,439
Cash at end of period	$9,538	$24,544

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2013		2012
Segment net sales:
Consumer Products	$284,902	62%	$277,830	61%
Pulp and Paperboard	175,922	38%	179,968	39%
Total segment net sales	$460,824	100%	$457,798	100%

Operating income:
Consumer Products	$10,124	81%	$26,271	102%
Pulp and Paperboard	17,553	141%	11,658	45%
	27,677		37,929
Corporate	(15,194)	122%	(12,281)	48%

Income from operations	$12,483	100%	$25,648	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net (Loss) Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
Net (loss) earnings	$(882)	$3,726
Add back:
Interest expense, net [1]	28,040	9,728
Income tax provision	(14,675)	12,194
Depreciation and amortization expense	22,151	19,548
EBITDA [2]	$34,634	$45,196

Directors' equity-based compensation expense (benefit)	3,472	(417)
Costs associated with announced Thomaston facility closure	183	-
Expenses associated with Metso litigation	-	990

Adjusted EBITDA [3]	$38,289	$45,769

[1] Interest expense, net for 2013 includes debt retirement costs of $17.1 million.

[2] EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net (loss) earnings. EBITDA is net (loss) earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net (loss) earnings computed under GAAP.

[3] Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2013	2012

GAAP net (loss) earnings	$(882)	$3,726
Special items, after-tax[1] :
Expenses associated with Metso litigation	-	647
Debt retirement costs	10,781	-
Directors' equity-based compensation expense (benefit)	2,194	(273)
Costs associated with announced Thomaston facility closure	116	-
Discrete tax items related to AFMTC/CBPC credit conversions	(9,766)	5,700
Adjusted net earnings [2]	$2,443	$9,801

GAAP net (loss) earnings per diluted share	$(0.04)	$0.16
Special items, after-tax[1] :
Expenses associated with Metso litigation	-	0.03
Debt retirement costs	0.47	-
Directors' equity-based compensation expense (benefit)	0.10	(0.01)
Costs associated with announced Thomaston facility closure	0.01	-
Discrete tax items related to AFMTC/CBPC credit conversions	(0.43)	0.24
Adjusted net earnings per diluted share [2]	$0.11	$0.42

[1] Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2] Adjusted net earnings and Adjusted diluted net earnings per common share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
John Hertz, CFO, 509-344-5905
or
Investors:
Sean Butson, 509-344-5906 (IR Sense)